Exhibit 10.3


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AGREEMENT made the 22nd day of November, 2000.

BETWEEN:

         DYNACARE INC., a corporation incorporated under the laws of Ontario,

         (hereinafter referred to as the "Corporation"),

                                                            OF THE FIRST PART,

         - and -

         ALBERT J. LATNER, of the City of Toronto, in the Province of Ontario,

         (hereinafter referred to as the "Senior Chairman"),

                                                           OF THE SECOND PART.


         WHEREAS the Senior Chairman is currently employed by the Corporation pursuant to the terms of an employment agreement between the Senior Chairman and the Corporation made the 4th day of March, 1997 (the "Employment Agreement").

         The Corporation and the Senior Chairman now wish to enter into an Amended and Restated Employment Agreement on the terms and conditions set forth herein, and which shall constitute the sole and exclusive agreement relating to the employment of Senior Chairman by the Corporation;

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1.       Term

         The Corporation shall employ the Senior Chairman for a period of three years commencing on the date hereof (the "Initial Term"), unless such employment shall be terminated earlier as hereinafter provided. The employment of the Senior Chairman shall continue after the Initial Term for successive periods of one year's duration on the same terms and conditions contained herein, until terminated in accordance with the terms hereof.


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2.       Duties

         The Senior Chairman shall serve the Corporation in the capacity of Senior Chairman, which shall not be an office of the Company, and shall only perform and exercise and shall only be required to perform and exercise such duties and such powers as may be assigned to the Senior Chairman from time to time by the board of directors of the Corporation. The Corporation acknowledges that the Senior Chairman shall be required to devote only such of his time and attention to the business and affairs of the Corporation than may be required to perform any duties that may be assigned to him by the board of directors of he Corporation.

3.       Remuneration and Benefits

         (a) Base Salary. The annual base salary payable to the Senior Chairman for his services hereunder shall be $100,000, exclusive benefits, but inclusive of any directors fees to which the Senior Chairman may be entitled with respect to serving as a Director of the Corporation. The annual base salary payable to the Senior Chairman pursuant to the provisions of this section 3 shall be payable in equal bi-weekly instalments in arrears or in such other manner as may be mutually agreed upon, less, in any case, any deductions or withholdings required by law.

         (b) Benefits. The Corporation shall provide the Senior Chairman with employee benefits at least equivalent to those currently provided by the Corporation to the Senior Chairman including those set out in Schedule A. The Senior Chairman shall not be permitted to participate in any stock option plan share purchase plan, retirement plan or similar plan offered by the Corporation.

         (c) Office and Assistant. The Company will, at its own expense, provide the Senior Chairman with the use of an office and an assistant at the Company's Toronto head office.

         (d) Vacation. The Senior Chairman shall be entitled to four weeks paid vacation per calendar year to be taken during such calendar year at times determined by the Senior Chairman.

4.       General Provisions

         (a) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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         (b)      This Agreement and those documents expressly referred to
                  herein constitute the entire agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may be related to the subject matter hereof in any way.

         (c) This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

         (d) All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of Ontario, without giving effect to any choice of law or conflict of law provision or rule (whether of Ontario or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Ontario.

         (e) Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including legal fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favour. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         (f) The provisions of this Agreement may be amended and waived only with the prior written consent of the Corporation and the Senior Chairman.

         (g) If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the Province of Ontario, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

         (h) This Agreement shall survive the termination of the Senior Chairman's employment with the Corporation and shall remain in full force and effect after such termination.

         (i) Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with Canadian generally accepted accounting principles, consistently applied, except that if because of a change in Canadian generally accepted accounting principles the Corporation would have to alter a previously utilized accounting method or policy in order to remain in compliance with Canadian generally accepted accounting principles, such determination or calculation

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                  shall continue to be made in accordance with the Corporation's previous accounting methods and policies. All numbers set forth herein which refer to share prices or amounts will be appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and other recapitalization affecting the subject class of shares.

5.       Termination

         (a) For Cause. The Corporation may terminate the employment of the Senior Chairman without notice or any payment In lieu of notice for just and sufficient cause recognized by law as such which, without limiting the generality of the foregoing, shall include:

                  (i) if the Senior Chairman is convicted of a criminal offence involving fraud or dishonesty;

                  (ii) if the Senior Chairman or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Corporation is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Corporation;

                  (iii) if the Senior Chairman fails to honour his fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; or

                  (iv) if the Senior Chairman disobeys without cause and on a repeated basis reasonable instructions given in the course of employment by the board of directors of the Corporation that are not inconsistent with the Senior Chairman's management position and not remedied by the Senior Chairman within a reasonable period of time after receiving written notice of such disobedience.

         (b)      For Disability/Death.

                  (i) The Senior Chairman's employment may be terminated on 30 days' notice by the Corporation to the Senior Chairman if the Senior Chairman becomes permanently disabled. The Senior Chairman shall be deemed to have become permanently disabled if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of the Senior Chairman, the Senior Chairman has been continuously unable or unwilling or has failed to perform the Senior Chairman's duties for 180 consecutive days, or if, during any year of the employment period, the Senior Chairman has been unable or unwilling or has failed to perform his duties for a total of 210 days, consecutive or not. The term "any year of the employment


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                           period" means any period of 12 consecutive months
                           during the employment period.

                  (ii) This agreement shall terminate without notice upon the death of the Senior Chairman.

         (c) Without Cause. The Corporation may terminate the employment of the Senior Chairman at any time without cause provided that in such event the Senior Chairman shall be entitled to receive the notice and severance payments set out in subsection 6(c) below.

6.       Notice and Severance Payments

         (a) Upon termination of the Senior Chairman's employment: (i) for cause or (ii) by the voluntary termination of employment by the Senior Chairman, the Senior Chairman shall not be entitled to any severance payment other than compensation earned by the Senior Chairman before the date of termination calculated pro rata up to and including the date of termination, together with any amount to which the Senior Chairman is entitled under the Employment Standards Act (Ontario), as amended and in force from time to time.

         (b) If the Senior Chairman's employment is terminated as a result of the permanent disability or death of the Senior Chairman, the Senior Chairman or his estate, as applicable, shall be entitled to receive, within 30 days of the date of such termination, an amount equal to 6 months' base salary at the then prevailing rate plus his pro-rata share of any bonus entitlement pursuant to subsection 3 (d) hereof arising up to the date of termination. In addition, the Senior Chairman and/or his family shall remain entitled to and shall be provided with, health and medical benefits equivalent to those being received by the Senior Chairman pursuant to subsection 3(b) at the effective date of the termination, for a period of 12 months after the effective date of the termination. The Senior Chairman agrees to reasonably comply with all requirements necessary for the Corporation to obtain life insurance for the term of this agreement.

         (c) If the Senior Chairman's employment is terminated for any reason other than the reasons set out in subsection 6(a) and 6(b) above, the Senior Chairman shall be entitled to continue to receive the Senior Chairman's then applicable base salary

                  (i) in the case of termination during the Initial Term, for the greater of the balance of the Initial Term and [12] months following termination, and

                  (ii) in the case of termination after the Initial Term, for [12] months following termination,


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(as applicable, the "Severance Period" payable in the manner described in subsection 3(a) above, plus his pro-rata share of any bonus entitlement pursuant to subsection 3(d) hereof arising up to the date of termination. In addition, the Senior Chairman and/or his family shall remain entitled to and shall be provided with, health and medical benefits equivalent to those being received by the Senior Chairman pursuant to subsection 3(b) at the effective date of the termination during the Severance Period. The payments described in this subsection 6(c) are the only notice and severance payments the Senior Chairman will receive in the event of the termination of this agreement for reasons contemplated in this subsection 6(c) and is inclusive of any entitlement under the Employment Standards Act (Ontario).

7.       Confidentiality

         The Senior Chairman acknowledges and agrees that:

         (a) in the course of performing his duties and responsibilities for the Corporation, he has had and will continue in the future to have access to and has been and will be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated projects, services, operations, joint ventures, and bidding techniques and procedures of the Corporation and its subsidiaries, including, without limitation, information relating to addresses, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Corporation and its subsidiaries (collectively, "Trade Secrets"), the disclosure of any of which to competitors of the Corporation or to the general public, or the use of same by the Senior Chairman or any competitor of the Corporation or any of its subsidiaries, would be highly detrimental to the interests of the Corporation;

         (b) in the course of performing his duties and responsibilities for the Corporation, the Senior Chairman has been and will continue in the future to be a representative of the Corporation to its customers, clients and suppliers and as such has had and will continue in the future to have significant responsibility for maintaining and enhancing the goodwill of the Corporation with such customers, clients and suppliers and would not have, except by virtue of his employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation;

         (c) the Senior Chairman owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; and

         (d) the right to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of the Corporation and the right to the benefit of any relationships that have developed between the Senior Chairman and the customers, clients and suppliers of the Corporation by virtue of the Senior Chairman's employment with the Corporation


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                  constitute proprietary rights of the Corporation, which the
                  Corporation is entitled to protect.

         In acknowledgement of the matters described above and in consideration of the payments to be received by the Senior Chairman pursuant to this agreement, the Senior Chairman hereby agrees that he will not, during the term of this agreement and after the expiration hereof, directly or indirectly disclose to any person or in any way make use of (other than for the benefit of the Corporation), in any manner, any of the Trade Secrets, provided that such Trade Secrets shall be deemed not to include information that is or becomes generally available to the public other than a result of disclosure by the Senior Chairman.

8.       Non-Solicitation and Non-Competition

         (a) The Senior Chairman agrees that during the course of his employment with the Corporation and for the period of two years next following the termination of this employment, occasioned by the Senior Chairman giving notice of his termination of this Agreement to the Corporation or by the Corporation terminating the Senior Chairman's employment for any reason whatsoever, he will not on his own account or as director, representative, employee, or agent for any person, firm, or company be engaged directly or indirectly (except as a shareholder in a publicly traded corporation holding less than 5% of the issued and outstanding securities of any class of such corporation) in any business which is engaged in activities similar to or competing with those of the Corporation (presently being the provision of clinical laboratory services in the United States and Canada, including the ownership and operation of clinical laboratories and the provision of clinical testing services to hospitals and other health care providers under long term or other contractual arrangements, including joint ventures):

                  (i) within the Municipality of Metropolitan Toronto and within a distance of one hundred (100) miles from any of the boundaries thereof; or

                  (ii) within any municipality in any Province of Canada or State of the United States where the Corporation operates an office or other facility and within a distance of one hundred (100) miles from any of the boundaries thereof.

         (b) The Senior Chairman shall not, during the course of his employment and for a period of two (2) years next following the termination of his employment with the Corporation, for any reason whatsoever, solicit or seek to obtain orders from or interfere with or endeavour to entice away any client or customer of the Corporation with whom he has come in contact, or of whom he has knowledge, during the course of his employment with the Corporation.


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         (c)      The Corporation shall be entitled to counter any violation of this section 8 by interim injunction without security and the Senior Chairman shall incur full liability to the Corporation for any violation.

         (d) The termination of employment for the purpose of this section 8 shall be the time when the Senior Chairman ceases receiving remuneration from the Corporation, whether or not he has stopped functioning at an earlier time.

         (e) The covenants contained in this section 8 are separate and several and the Senior Chairman acknowledges that the restrictions herein contained on his activities after such termination of his employment are reasonable to protect the business interests of the Corporation and that such agreements are given for valuable consideration and are valid and enforceable.

9.       Return of Materials

         All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries and associates that may come into the possession or control of the Senior Chairman shall at all times remain the property of the Corporation or such subsidiary or associate, as the case may be. On termination of the Senior Chairman's employment for any reason, the Senior Chairman agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Senior Chairman or directly or indirectly under the control of the Senior Chairman.

10.      No Assignment

         Neither party may assign, pledge or encumber his or its interest in this agreement nor assign any of his or its rights or duties under this agreement without the prior written consent of the other party.

11.      Successors

         This agreement shall be binding on and enure to the benefit of the successors and permitted assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Senior Chairman.

12.      Notices

         Any notice or other commune on required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days after the postmarked date thereof

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or, if delivered by hand, shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lockout or otherwise, a notice sent by prepaid registered mall shall be deemed to have been received three business days after the resumption of postal service. Notices shall be addressed as follows:

         (a)      If to the Corporation:

                  20 Eglinton Avenue West
                  Suite 1600
                  Toronto, Ontario
                  M4R 2H1

                  with a copy to:

                  Golder, Thoma, Cressey, Rauner, Inc.
                  6100 Sears Tower
                  Chicago, Illinois
                  60606 6402

                  Attention:        Bruce Rauner

         (b)      If to the Senior Chairman:

                  c/o 20 Eglinton Avenue West
                  Suite 1600
                  Toronto, Ontario
                  M4R 2H1


13.      Legal Advice

         The Senior Chairman hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this agreement. The Senior Chairman further acknowledges that he has read this Agreement, understands this Agreement, and agrees to be bound by this Agreement.




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         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

SIGNED, SEALED AND             )        DYNACARE INC.
         DELIVERED             )
                               )
                               )        By: /s/ Harvey Shapiro
                                            ----------------------------------
                               )            Name: Harvey Shapiro
                               )            Title: Chief Executive Officer
                               )

                               )        /s/ Albert J. Latner
                                        -----------------------------------
Witness                        )        Albert J. Latner
















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                                   SCHEDULE A

                                EMPLOYEE BENEFITS





         The employee benefits are as set out in the attached copy of the Dynacare benefits plan.


















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